MANUFACTURING AGREEMENT

     This MANUFACTURING AGREEMENT (the "Agreement"), dated as of April 21, 1997, is between Immuno International AG, a Swiss corporation having a principal place of business at Zollikerstrasse 60, CH-8702 Zollikon, Switzerland ("Immuno"), and Haemacure Corporation, a Canadian corporation having a principal place of business at 16771 Chemin Ste.-Marie, Kirkland, (Quebec) H9H 5H3, Canada ("Haemacure"), as follows:

     Immuno and Haemacure are entering into a license agreement of even date herewith (the "License Agreement") relating to Immuno's rights to produce for sale and sell in the United States and its territories (the "Territory") Fibrin Sealant (as defined in the License Agreement). Immuno has applied to the United States Food and Drug Administration (the "FDA") for a license to manufacture and sell a form of Fibrin Sealant as described in the application in the United States, and Haemacure intends to similarly apply. Such form of Fibrin Sealant, together with Frozen Formulation, as defined in the License Agreement. if and when licensed for sale in the United States by the FDA, is referred to as "Product" in this Agreement. Upon licensure by the FDA ("Immuno FDA Approval"), Immuno shall manufacture the Product for Haemacure under Haemacure's label until such time as Haemacure obtains regulatory approval to make such Product from the FDA ("Haemacure FDA Approval"). Haemacure wishes Immuno to continue this arrangement during the term of this Agreement, and, to that end, the parties are entering into this Agreement under which Immuno will act as a contract manufacturer for Haemacure and sell the resulting Product to Haemacure, as provided herein.

     Now, therefore, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree as follows.

1.   Manufacturing and Supply:

     (a) During the term of this Agreement, Immuno shall manufacture for and supply to Haemacure, and Haemacure shall purchase from Immuno, all of Haemacure's requirements of the Product according to Section 3 hereof and the specifications for the Product as of the date of Immuno FDA Approval (as to be attached to this Agreement at the time of such approval as Exhibit A, the "Specifications"). The parties agree that the Specifications may be modified or revised by mutual agreement of the parties, upon request of the FDA, or upon approval by the FDA of manufacturing improvements, and in the event of any such modification or revision, the Specifications as so modified or revised shall be the Specifications for purposes of this Agreement.

     (b) The parties agree that the Product for purposes of this Agreement shall include any Volume Variations included in the Immuno PLA (as defined below). "Volume Variations" means 2 ml and 5 ml quantities of Product and such other quantities as Immuno may, in its discretion, manufacture during the Manufacturing Period. Immuno agrees to use commercially reasonable efforts commencing one year following Immuno's commencement of manufacturing hereunder (or, if the parties mutually agree that such will not impede marketing or further regulatory approval of the Product as initially licensed, during such one year period)
to cause Volume Variations requested by Haemacure to be approved by the FDA and. if approved, to be manufactured for sale by Haemacure under the terms of this Agreement, provided that (i) Haemacure shall pay all costs and expenses incurred by Immuno in obtaining such FDA approval and in altering the manufacturing process to accommodate such approved Volume Variations (which, for Volume Variations of Product not being sold by Immuno in the Territory, shall include lost production time caused by production changes), and (ii) any Product used for purposes of obtaining such FDA approvals shall be from Haemacure's allocation of Product contemplated by Section 3(d) hereof. If Immuno subsequently sells any such Volume Variations in the Territory, it shall reimburse Haemacure for one-half the expenses Haemacure has paid Immuno pursuant to the preceding sentence. If Immuno is licensed by the FDA to sell and sells any Volume Variations in the Territory prior to one year after Immuno FDA Approval, Immuno will also manufacture such Volume Variations for Haemacure under the terms of this Agreement, without reimbursement to Immuno for expenses of the type described above. Any stability data regarding Volume Variations available to Immuno prior to one year after Immuno FDA Licensure shall be made available to Haemacure.

     (c) The manufacturing operations shall be carried out at the Immuno facility at which the Product is manufactured on the date of Immuno FDA Approval and for which Immuno has licensure by the FDA. Immuno agrees to maintain the manufacture of the Product at this facility unless the parties otherwise agree.

     (d) Immuno warrants that all Product shipped to Haemacure pursuant to this Agreement shall at the time of such shipment meet the Specifications and not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the "Act"), nor deemed adulterated and misbranded within the meaning of any applicable U.S. state or municipal law in which the definitions of adulteration and misbranding are substantially the same as that contained in the Act, as such Act and such laws are constituted and effective at the time of shipment. Immuno further warrants that no Product shall be an article which may not, under the provisions of the Act, be introduced into interstate commerce.

     (e)  In performing the manufacturing operations, Immuno shall:

          (1) Comply with all relevant materials, manufacturing, in-process controls, label control and quality control specifications, product drawings/blueprints and operating procedures which are applicable to the manufacture of the Product or subsequently changed in accordance with this Agreement;

          (2)  Perform the release function for each lot of Product;

          (3) Prepare and maintain a lot history record, including record of any product retention which may have been issued against the lot during the manufacturing process, the action taken and the disposition of the retention;

          (4) Maintain and comply with the quality system as described in the Quality Manual applicable to the manufacture of the Product:

          (5)  Maintain and comply with the Standard  Operating Procedure System which is applicable to the Product (relating to product manufacturing, testing and critical engineering system monitoring and control, cleaning/sanitation, calibration of equipment, preventive maintenance, employee training, pest control, environmental control/monitoring, equipment/process validation, labeling/packaging control, failure investigations, internal quality audits, complaint handling, computer systems validation and maintenance, product release, product/process change control and delegation of authority); and

          (6)  Grant Haemacure's  representatives  access  to the  manufacturing
     facility  at  reasonable  times  for  the  purpose  of  auditing   Immuno's
     compliance with this Section 1(d).

     (f) Subject to the terms of this Agreement and the License Agreement, Haemacure may resell Product in the Territory in such manner, at such prices and upon such terms as Haemacure shall determine but not to any purchaser for use or sale outside the Territory. Haemacure is an independent contractor, not an agent or employee of Immuno. Neither party shall have any responsibility or liability for the actions of the other except as specifically provided herein or in the License Agreement. Neither party shall have any right or authority to bind or obligate the other party in any manner or make any representation or warranty on behalf of the other party.

2.   Regulatory responsibility:

     (a)  Immuno shall:

          (1) Maintain the relevant Establishment Licensing Application ("ELA") and Product Licensing Application ("PLA") for the Product with the FDA during the term of this Agreement.

          (2) Comply with the Good Manufacturing Practice or other relevant Regulations issued by the FDA including any product approvals or notices relating to the Product.

          (3) Notify Haemacure within three business days of every visit to a relevant facility by a regulatory agency, if the visit affects or concerns the Product.

          (4) Respond to any FDA Form 483 Notices, Warning Letters and Notices of Section 305 Hearings, which relate to the Product, after consultation with Haemacure, and supply Haemacure within three business days of receipt and/or response with copies of such notices and letters and the responses.

          (5) Communicate to Haemacure within three business days of receipt product complaints relating to the Product received by Immuno, maintain complaint and Adverse Drug Reaction ("ADR") files on the Product as required by applicable law and cooperate with Haemacure in the resolution of product complaints.

          (6) Conduct product recalls, withdrawals or quarantines as required by FDA or the specific circumstances.

          (7) Cooperate with Haemacure in providing post-market compliance reports.

     (b)  Haemacure shall:

          (1) Cooperate with Immuno in the maintenance of the existing ELA and PLA for the Product and where necessary assist Immuno in preparing any additional documentation to maintain or obtain approval for the continued manufacture and sale of the Product as required by the Act relating to the Product;

          (2) Cooperate with Immuno to develop labeling for the Product which complies with the Act and which indicates that Haemacure is the seller of the Product and indicates that Immuno is the manufacturer of the Product;

          (3) Communicate with and assist Immuno regarding the complaint analyses and decisions relating to ADR filings as to the Product;

          (4) Assist Immuno in resolving with the FDA any complaints and ADRs as to the Product;

          (5) Assist Immuno in all recalls, withdrawals or quarantines relating to the Product; if Immuno should notify Haemacure of a recall, Haemacure shall promptly notify all of its customers who receive the Product, in a manner commensurate with the hazard and recall strategy contained in the FDA guidelines set forth in 21 CFR Part 7, Subpart c; and

          (6) Not mislabel, misbrand or adulterate any of the product received from Immuno under this Agreement, and not promote the Product for uses other than those for which the PLA pertains.

     (c) Immuno and Haemacure shall share equally all expenses incurred pursuant to subsections 2(b)(3), (4) and (5) above for Product supplied hereunder, except if such actions are taken due to Immuno's failure to manufacture the Product in accordance with its responsibilities under Sections 1 and 2 of this Agreement, then Immuno shall bear all such expenses, including the cost of replacement Product. Haemacure shall not recall any Product without Immuno's consent and participation. which shall not be unreasonably withheld. In the event that Haemacure recalls the Product because Haemacure reasonably believes that the

Product violates any provision of applicable law or because Haemacure in good faith believes it is reasonably prudent to do so, which violation or need to recall is due to Immuno's failure to manufacture the Product in accordance with its responsibilities under Sections 1 and 2 of this Agreement, Immuno shall pay or reimburse Haemacure for all costs and expenses of such recall, including expenses or obligations to third parties, the cost of notifying customers and costs associated with the return of recalled product by customers, provided that any losses, costs or expenses arising from property damage, personal injury or death shall be borne as provided in Section 6 hereof.

     (d) Immuno agrees to use all commercially reasonable efforts to obtain a timely approval of all labeling and advertising for Haemacure' s sale of the Product. Immuno shall promptly provide Haemacure with copies of any correspondence from the FDA regarding such labeling and advertising. Immuno shall notify Haemacure as soon as any meetings with the FDA relating to labeling or advertising for Haemacure's sale of the Product haye been scheduled. Haemacure shall have the option of attending such meetings.

     (e) Immuno and Haemacure agree to use all commercially reasonable efforts to establish mutually acceptable procedures to permit Haemacure to have its labeling and advertising for the Product approved by the FDA without pre-publication disclosure of such labeling and advertising to Immuno other than as may be necessary for Immuno compliance personnel to review and process the labeling and advertising with the FDA. Such procedures shall include requiring confidentiality agreements from such Immuno compliance personnel.

     (f) Immuno agrees to use all reasonable efforts to keep confidential information regarding regulatory approval of Haemacure's labeling for the Product, information regarding Haemacure's orders and shipments for the Product, and any of Haemacure's requests for Technical Information, to the extent Haemacure identifies them as confidential, and all of the foregoing information shall be disclosed only to those employees of Immuno that have a need to know it in order to review and process labeling and advertising, fill shipments and orders, and answer such inquiries.

3.   Forecasts and orders:

     (a) Prior to the beginning of each calendar month during the term of this Agreement, Haemacure shall give Immuno a forecast of the orders of Product that Haemacure expects to place with Immuno during each of the next 12 months, using the scheduling system employed by Immuno. The forecast for the next six months shall constitute firm orders. If the orders vary from the previous forecasts for the six months by more than 10%, Immuno shall use reasonable efforts to fill such orders but shall not be obligated to fill any orders in excess of 10% of the forecasted amount. The forecast for the first 12 month period beginning on the date of Immuno FDA Approval shall be delivered to Immuno by Haemacure within 30 days after the date of this Agreement.

     (b) Subject to the provisions of Sections 3(d) and 10 below, Immuno agrees to supply Product pursuant to Haemacure's written orders. Orders shall specify quantities ordered, delivery dates, and delivery and shipping instructions. The obligations and rights of the parties shall be governed by the terms and conditions of this Agreement, and none of the general terms set forth on any such purchase order form used by Haemacure or any purchase order acknowledgment form used by Immuno shall be applicable, to the extent inconsistent with the terms hereof.

     (c) The parties shall cooperate in good faith in providing other, longer range forecasts which shall be useful in budget planning for the parties.

     (d) The parties will use all commercially reasonable efforts to allocate Product fairly and equitably to Haemacure, based on the relative potential sales of Tisseel and Tisseel-derived products by Immuno inside and outside the Territory and of Product by Haemacure in the Territory, provided that Haemacure shall be allocated the lesser of 50% of the Product so allocated to the Territory or its firm orders.

4.   Title:

     (a) Immuno shall retain title to all raw materials and work in process relating to the Product.

     (b) Title to finished, released Product shall pass to Haemacure when the Product is placed on Haemacure's designated carrier at Immuno's manufacturing facility. All freight (and any customs duties) for on-time shipments shall be paid by Haemacure. Immuno shall pay any additional, expedited shipping charges for late shipments resulting from Immuno's failure to comply with its obligations under Sections 1, 2 or 3 hereof.

5.   Pricing and payment:

     (a) The purchase price to be paid by Haemacure to Immuno shall be Immuno's average direct per Unit cost of manufacturing the Product, plus fairly allocated costs of manufacturing that are directly attributable to FDA regulatory, quality control and compliance for the Product. The initial purchase price ("Initial Price") shall be set by agreement of the parties within two months prior to Immuno's manufacture of the Product for sale in the Territory. Immuno shall provide Haemacure a preliminary unit cost 30 days prior to such date, based on the components listed on Exhibit 5(a) hereto and the costs reflected thereon, as adjusted for the then prevailing costs. The Initial Price will be adjusted upward or downward on each anniversary of the date of this Agreement to reflect changes in the cost of manufacturing the Product for the previous year, as indicated by changes to the components of cost listed on Exhibit 5(a). Immuno shall not be required to manufacture Product absent agreement by the parties on purchase prices. During the term of this Agreement, upon reasonable request of Haemacure or the trustee ("Trustee") appointed pursuant to Paragraph VI of the Consent Order entered into between Baxter International Inc. and the Federal Trade Commission (the "FTC"), File No. 971-0002, Immuno shall make available to the Trustee, or its agents or representatives, all records kept in he normal course of business that relate to the cost of manufacturing the Product.

     (b) Immuno shall bill Haemacure at the time of shipment of Product. Haemacure shall pay such invoices within 30 days of their receipt. Interest at the rate of 1-1/2% per month shall accrue and be paid by Haemacure on all invoice amounts not paid within such 30 days.

6.   Indemnification:

     (a) Immuno agrees to indemnify Haemacure and defend and hold it harmless from any liability, loss, expense, cost, claim or judgment (including reasonable attorneys' fees) arising out of (i) any claim for property damage, personal injury or death which is alleged to have been caused by Immuno's failure to manufacture the Product in accordance with the Act or FDA approved specifications or (ii) Immuno's breach of this Agreement.

     (b) Haemacure agrees to indemnify Immuno and defend and hold it harmless from any liability, loss, expense, cost, claim or judgment (including reasonable attorneys' fees) arising out of (i) any claim for property damage, personal injury or death which is alleged to have been caused by Haemacure's action or inaction after the Product is delivered to Haemacure by Immuno, or (ii) Haemacure's breach of this Agreement.

     (c) The foregoing indenmity obligations shall be binding upon and shall inure to the benefit of Immuno and Haemacure and their respective affiliates, successors and assigns.

     (d) Upon obtaining knowledge of the institution of any action, proceeding, or other event which could give rise to a claim for indemnity hereunder, the party seeking indemnification shall promptly notify the other party thereof. Failure of any indemnified party to promptly give such notice shall not relieve the indemnifying party of its obligation to indemnify under this Section 6, but as a result of any such failure, the indemnified party shall not be liable to the indemnifying parties for the amount of actual damages caused by such failure. If such claim or demand relates to a claim or demand asserted by a third party, the indemnifying party shall have the right at its expense to employ counsel to defend such claim or demand and the indemnified party shall have the right, but not the obligation, to participate in the defense of any such claim or demand at its own expense. So long as the indemnifying party is defending such claim or demand in good faith, the indemnified party will not settle such claim or demand without the indemnifying party's consent. The indemnified party shall make available to the indemnifying party all records and other materials reasonably required by it in contesting a claim or demand asserted by a third party against the indemnified party and shall cooperate in the defense thereof.

7.   Confidentiality:

     To implement this Agreement, the parties have and will disclose confidential information to each other, including information on Specifications. The parties hereby incorporate the obligations of Section 9 of the License Agreement to the information disclosed to each other hereunder.

8.   Intellectual Property:

     Nothing in the Agreement shall grant to Haemacure any right to Immuno's intellectual property, including patents, technology, know-how, inventions, trade marks and trade names, beyond those specifically stated under the License Agreement.

9.   Export of Technical Information:

     Notwithstanding any other provisions of this Agreement, Haemacure agrees to make no disclosure of use or any technical information furnished or made known to it by Immuno pursuant to this Agreement except in compliance with the laws and regulations of the United States of America relating to exports as they may exist from time to time, including, without limitation, regulations promulgated by the Office of Foreign Asset Control and the Export Control Regulations promulgated by the Office of Export Control, Bureau of International Commerce, U.S. Department of Commerce and in particular, Haemacure agrees that it will not, directly or indirectly, export any technical information or the "direct product" thereof to any country or countries for which a validated license is required pursuant to said Export Control Regulations without first obtaining such a validated license.

10.  Force Majeure:

     Any failure by Haemacure to accept any Product, and any failure on the part of Immuno to deliver any Product, ordered by Haemacure pursuant to this Agreement, which failure is caused by any act of God, labor strike, inability to procure raw materials, or other cause beyond the control of Haemacure or Immuno as applicable and without fault or negligence by Haemacure or Immuno as applicable, shall not constitute a breach of the Agreement. In such event, the party which has been so affected shall immediately give notice to the other party and shall use all reasonable efforts to resume performance.

11.  Term and Termination:

     (a) The term of this Agreement shall begin on the date hereof and end on the third anniversary of approval of this Agreement by the FTC, provided, however, that the time period may be extended by the FTC in 12 month increments for a period not to exceed an additional 48 months if the Trustee certifies to the FTC that Haemacure made good faith efforts to obtain all necessary FDA approvals for manufacturing product for sale in the United States and that such FDA approvals appear likely to be obtained within such extended time period. Immuno agrees that it will assist Haemacure in obtaining such extensions provided that the delay is caused by factors outside the control of Haemacure (e.g., regulatory delay) and that Haemacure has been pursing FDA licensure of its Product in good faith. In any event, the term of this Agreement shall end four months after Haemacure FDA Approval.

     (b) Either party may terminate this Agreement in the event that the other party files or has filed against it (and such filing is not dismissed or stayed within 60 days) a petition in bankruptcy or enters into any similar arrangement for the benefit of its creditors.

     (c) Either party may terminate this Agreement if the other party commits a material breach of its obligations hereunder and such breach is not cured within 30 days after receipt of notice specifying such breach.

     (d) This Agreement shall terminate if the FTC terminates the License Agreement pursuant to Section 5.1 of the License Agreement.

12.  Governing Law:

     This Agreement shall be interpreted and enforced in accordance with the substantive, internal laws of the State of Illinois applicable to contracts made and to be performed therein.

13.  Notices:

     All notices which are permitted or required under this Agreement shall be in writing and shall be deemed given when delivered personally, by datafax, telex or telegram, or if sent, three business days after being mailed by registered or certified mail, postage prepaid, or by such other method
(including air courier) which provides for a signed receipt upon delivery, addressed as follows, or to such other person or address as may be designated by notice to the other party:

          If to Immuno:             Immuno International AG
                                    Zollikerstrasse 60
                                    CH-8702 Zollikon, Switzerland
                                    Attention:  Chairman
                                    Phone:      41.1.395.2070
                                    Facsimile:  41.1.395.2087

          with a copy to:           Immuno AG
                                    Industriestrasse 67
                                    A-1221 Vienna
                                    Austria
                                    Attention:  Chief Financial Officer
                                    Phone       43.1.20.100.2213
                                    Facsimile:  43.1.203.7124

          with a copy to:           Baxter Healthcare Corporaiton
                                    One Baxter Parkway
                                    Deerfield, Illinois  60015
                                    Attention:  General Counsel
                                    Phone       847-948-3210
                                    Facsimile:  847-948-4266

          If to Haemacure:          Haemacure Corporation
                                    2 North Tamiami Trail, Suite 900
                                    Sarasota, Florida  34231
                                    Attention:  Marc M. Paquin
                                    Phone:      941-361-2166
                                    Facsimile:  941-365-1051

          with a copy to:           Haemacure Corporation
                                    16771 Chemin Ste.-Marie
                                    Kirkland, (Quebec) H9H 5H3
                                    Canada
                                    Attention:  Ira Weisberg
                                    Phone:      514-426-7181
                                    Facsimile:  514-630-7756

          with a copy to:           Foley & Lardner
                                    777 East Wisconsin Avenue
                                    Milwaukee, Wisconsin  53202-5367
                                    Attention:  James F. Stern
                                    Phone       414-271-2400
                                    Facsimile:  414-297-4900

14.  Miscellaneous:

     (a) The rights and obligations of the parties hereunder are licensable, sublicensable and assignable only if, and to the extent, rights and obligations and/or Assets are licensed, sublicensed or assigned pursuant to the terms of the License Agreement. Obligations of Immuno to supply Haemacure the Product under
Section 4.3(e) hereof shall be deemed to be the maximum of Immuno's obligations to Haemacure and its permitted sublicenses and assigns, taken as a whole.

     (b) This Agreement and the License Agreement and the Supply Agreement (as defined in the License Agreement) contain the entire agreement of the parties on the subject matter to which this Agreement relates and all prior proposals, discussions and writings by or between the parties and relating to the subject matter are superseded hereby and thereby.

     (c) This Agreement may be amended only by a written document signed by both parties.



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


     IN WITNESS WHEREOF, the parties, by their duly authorized officers, have signed this Agreement on the date first written above.

IMMUNO INTERNATIONAL AG                         HAEMACURE CORPORATION



By:  /s/  Timothy B. Anderson                   By:  /s/  Ira Weisberg
   -----------------------------------             -----------------------------
    Name:  Timothy B. Anderson                      Name:  Ira Weisberg
    Title: Director                                 Title: Vice President,
                                                             Operations



By:  /s/  Thomas H. Glanzmann
   -----------------------------------
    Name:  Thomas H. Glanzmann
    Title: Director

                                                                    Exhibit 5(a)

                                                                    CONFIDENTIAL



                           TISSUCOL KIT (LYOPHILIZED)
                                 TRANSFER PRICE
                                    per 1 ml
                                (Device excluded)
                              As of March 24, 1997
                                     U.S. $

Raw material/U.S. plasma                                                 $10.83
Raw material/thrombin and aprotinin                                        3.67
Fractionation/labor and overhead                                           2.30
In process testing                                                          .18
Filling/labor and overhead                                                 1.29
Lyophilizing                                                               1.38
Production yield losses/test samples                                       6.51
Packaging/labor and materials (excluding device)                           6.33
License royalties/3% x transfer price                                      1.19
Cost of capital/raw materials and work-in-process inventory                3.94
Cost of capital/manufacturing fixed assets                                 2.75
                                                                        --------

                                                                         $40.37
                                                                        ========